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As filed with the Securities and Exchange Commission on September 21, 2005

Registration No. 333-127973

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TRAFFIC.COM, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	7374 (Primary Standard Industrial Classification Code Number)	25-1823631 (I.R.S. Employer Identification Number)

851 Duportail Road, Wayne, PA 19087
(610) 725-9700
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)

Robert N. Verratti
Chief Executive Officer
Traffic.com, Inc.
851 Duportail Road
Wayne, PA 19087
(610) 725-9700
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copy To:

Ellen B. Corenswet, Esq. Covington & Burling 1330 Avenue of the Americas New York, New York 10019 (212) 841-1000	Jeffrey S. Marcus, Esq. Morrison & Foerster LLP 1290 Avenue of the Americas, 39th Floor New York, New York 10104-0012 (212) 468-8000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

                  If the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

                  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                  If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. / /

                  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

              This Amendment No. 1 is being filed solely for the purpose of filing Exhibit 10.19. No changes have been made to the preliminary prospectus constituting Part I of the Registration Statement or Items 13, 14, 15 or 17 of Part II of the Registration Statement.

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

              The following table sets forth the costs and expenses in connection with this offering. All amounts are estimated except the SEC registration fee:

SEC Registration Fee		$10,152
Printing and Engraving Expenses		*
Legal Fees		*
Accounting Fees		*
Nasdaq Listing Fees		*
Miscellaneous		*

Total	$	*

*
To be filed by amendment

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

              Traffic.com, Inc., or the Registrant, is a Delaware corporation. Section 145 of the Delaware General Corporation Law, or the "DGCL", grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

              Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations or the directors' fiduciary duty of care, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

              Article Eighth of the Registrant's Amended and Restated Certificate of Incorporation (filed as Exhibit 3.1) provides that except as otherwise provided by the DGCL, no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

              Article VII of the Registrant's By-laws provides that the Registrant shall indemnify directors and officers of the Registrant as specified in the Certificate of Incorporation. In addition, to the fullest extent permitted by the DGCL, the Registrant shall indemnify any current or former director or officer of the Registrant and may, at the discretion of the Board of Directors, indemnify any current or former employee or agent of the Registrant against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding brought by or in the light of the Registrant or otherwise, to which he was or is a party by reason of his current or former position with the Registrant or by reason of the fact that he is or was serving, at the request of the Registrant, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

              The Registrant's By-laws also provides that expenses incurred by a person who is or was a director or officer of the Registrant in appearing at, participating in or defending any such action, suit or proceeding shall be paid by the Registrant at reasonable intervals in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Registrant as authorized by the Registrant's By-laws. If a claim under the Registrant's By-laws is not paid in full by the Registrant within thirty days after a written claim has been received by the Registrant, the claimant may at any time thereafter bring suit against the Registrant to recover the part, the claimant shall be paid also the expense of prosecuting such claim.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES

              Within the past three years, the Registrant has issued securities in the following transactions, each of which was exempt from the registration requirements of the Securities Act of 1933, as amended, as transactions by an issuer not involving any public offering thereunder. All of the below-referenced securities are deemed restricted securities for the purpose of the Securities Act.

          (1)   In March and May 2003, we issued an aggregate of 14,425,000 shares of our Series E preferred stock to investors at a per share price of $2.00 for aggregate consideration of $28.8 million. This issuance was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration.

          (2)   Since June 30, 2002, we have issued warrants exercisable for an aggregate of 4,887,439 shares of common stock at a weighted average price of $0.19 per share. We have also issued warrants exercisable for an aggregate of 1,965,094 shares of our Series E preferred stock at a weighted average price of $0.14 per share.

          (3)   Since June 30, 2002, we have issued and sold an aggregate of 1,552,476 shares of common stock to directors, officers, and employees through stock option exercises at a weighted average price of $0.43 per share, for aggregate cash consideration of $0.7 million. This issuance was exempt from registration under the Securities Act pursuant to Rule 701 promulgated under Section 3(b) thereof on the basis that the transaction was pursuant to a compensatory benefit plan.

          (4)   Since June 30, 2002, we have issued options to purchase 7,304,717 shares of our common stock with a weighted average exercise price of $0.44 per share to a number of our current and former employees and directors. These transactions were exempt from registration under the Securities Act pursuant to Rule 701 promulgated under Section 3(b) thereof on the basis that the transactions were pursuant to a compensation benefit plan.

              The sales of the above securities were exempt from the registration requirements of the Securities Act, in reliance on Section 4(2) of the Securities Act, Regulation S, Regulation D or Rule 701 promulgated thereunder, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. There were no underwriters involved in connection with the sale of the above securities.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

              (a)   Exhibit Index

              A list of exhibits filed with this registration statement on Form S-1 is set forth on the Exhibit Index and is incorporated in this Item 16(a) by reference.

          (b)   The following financial statements schedules of Traffic.com, Inc. have been included in this Report on Form S-1 in page F-31: Allowance for doubtful accounts.

              All other financial statement schedules are omitted because the required information is not present in amounts sufficient to require submission of the schedule or because the information is included in the respective financial statements or notes thereto contained herein.

ITEM 17.    UNDERTAKINGS

              Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (1)   The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

          (2)   The undersigned registrant hereby undertakes that:

            (a)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

            (b)   For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, Traffic.com, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wayne, State of Pennsylvania, on this 21st day of September, 2005.

Traffic.com, Inc.
By:	/s/ ROBERT N. VERRATTI
Name: Robert N. Verratti Title: Chief Executive Officer

              Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 21st day of September, 2005.

Signature	Title

/s/ ROBERT N. VERRATTI Robert N. Verratti	Chief Executive Officer and Director (Principal Executive Officer)
/s/ ANDREW MAUNDER Andrew Maunder	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
* David L. Jannetta	President and Director
* Mark DeNino	Chairman of the Board
* John H. Josephson	Director
* Samuel A. Plum	Director
*By:	/s/ ROBERT N. VERRATTI Robert N. Verratti Attorney-in-fact

EXHIBIT INDEX

Exhibit number	Description
1.1*	Form of Underwriting Agreement.
3.1*	Third Amended and Restated Certificate of Incorporation of the Registrant.
3.1.1*	Fourth Amended and Restated Certificate of Incorporation of the Registrant to be effective upon closing of the offering.
3.2*	Form of Restated Certificate of Incorporation of the Registrant to be effective upon closing of the offering.
3.3**	Bylaws of the Registrant.
3.4*	Form of Amended and Restated Bylaws of the Registration to be effective upon closing of the offering.
4.1*	Specimen Certificate evidencing shares of common stock.
4.2**	Warrant to purchase 350,000 shares of common stock, $0.01 par value per share, dated April 22, 2005, issued by the Registrant to National Electric Benefit Fund.
4.3**	Warrant to purchase 579,298 shares of common stock, $0.01 par value per share, dated April 22, 2005, issued by the Registrant to TL Ventures IV L.P.
4.4**	Warrant to purchase 100,000 shares of Series E Preferred stock, $0.01 par value per share, dated December 7, 2003, issued by the Registrant to Comerica Bank.
4.5**	Warrant to purchase 1,577 shares of common stock, $0.01 par value per share, dated March 31, 2003, issued by the Registrant to TL Ventures III Interfund L.P.
4.6**	Warrant to purchase 19,045 shares of common stock, $0.01 par value per share, dated March 31, 2003, issued by the Registrant to TL Ventures III Interfund L.P.
4.7**	Warrant to purchase 10,112 shares of common stock, $0.01 par value per share, dated March 31, 2003, issued by the Registrant to TL Ventures III Offshore L.P.
4.8**	Warrant to purchase 122,093 shares of common stock, $0.01 par value per share, dated March 31, 2003, issued by the Registrant to TL Ventures III Offshore L.P.
4.9**	Warrant to purchase 583,277 shares of common stock, $0.01 par value per share, dated March 31, 2003, issued by the Registrant to TL Ventures III L.P.
4.10**	Warrant to purchase 48,310 shares of common stock, $0.01 par value per share, dated March 31, 2003, issued by the Registrant to TL Ventures III L.P.
4.11**	Warrant to purchase 705,765 shares of common stock, $0.01 par value per share, dated March 31, 2003, issued by the Registrant to TL Ventures IV L.P.
4.12**	Warrant to purchase 441,397 shares of common stock, $0.01 par value per share, dated March 31, 2003, issued by the Registrant to Convergence Capital, L.P.
4.13**	Warrant to purchase 18,650 shares of common stock, $0.01 par value per share, dated March 31, 2003, issued by the Registrant to TL Ventures IV Interfund L.P.
4.14**	Warrant to purchase 22,000 shares of common stock, $0.01 par value per share, dated July 31, 2003, issued by the Registrant to T. Williams Consulting, Inc.

4.15**	Warrant to purchase 146,000 shares of common stock, $0.01 par value per share, dated July 31, 2003, issued by the Registrant to Mark DeNino.
4.16**	Warrant to purchase 282,000 shares of common stock, $0.01 par value per share, dated July 31, 2003, issued by the Registrant to Brian Malewicz.
4.17**	Warrant to purchase 908,000 shares of common stock, $0.01 par value per share, dated July 31, 2003, issued by the Registrant to Michael Burns.
4.18**	Warrant to purchase 236,213 shares of common stock, $0.01 par value per share, dated May 30, 2003, issued by the Registrant to ICG Holdings, Inc.
4.19**	Warrant to purchase 25,000 shares of Series E Preferred stock, $0.01 par value per share, dated July 8, 2003, issued by the Registrant to Comerica Bank.
4.20**	Warrant to purchase 93,000 shares of common stock, $0.01 par value per share, dated July 31, 2003, issued by the Registrant to Peach Tree Business Group, Inc.
4.21**	Warrant to purchase 60,000 shares of common stock, $0.01 par value per share, dated March 31, 2003, issued by the Registrant to PA Early Stage Partners, L.P.
4.22**	Warrant to purchase 52,697 shares of common stock, $0.01 par value per share, dated April 22, 2005, issued by the Registrant to PA Early Stage Partners III, L.P.
4.23**	Warrant to purchase 52,697 shares of common stock, $0.01 par value per share, dated April 22, 2005, issued by the Registrant to Safeguard Delaware, Inc.
4.24**	Warrant to purchase 30,000 shares of common stock, $0.01 par value per share, dated January 26, 2001, issued by the Registrant to PNC Bank, National Association.
4.25**	Warrant to purchase 125,000 shares of common stock, $0.01 par value per share, dated April 17, 2002, issued by the Registrant to Potomac Technology Development, LLC.
4.26**	Warrant to purchase 15,308 shares of common stock, $0.01 par value per share, dated April 22, 2005, issued by the Registrant to TL Ventures IV Interfund L.P.
4.27**	Contingent Warrant to purchase 100,000 shares of common stock, $0.01 par value per share, dated March 16, 2001, issued by the Registrant to Hearst Communications, Inc.
4.28*	Fourth Amended and Restated Investor Rights Agreement dated August 30, 2005, among the Registrant and the parties listed therein.
5.1*	Opinion of Covington & Burling.
10.1**	Amended and Restated 1999 Long-Term Incentive Plan, dated as of May 11, 2000.
10.2**	Amended and Restated 1999 Non-Employees' Stock Plan, dated as of May 11, 2000.
10.3**	Lease Agreement dated June 14, 2000 between FV Office Partners II, L.P. and the Registrant.
10.4**	First Amendment to Lease Agreement dated April 30, 2001 between FV Office Partners II, L.P. and the Registrant.

10.5**	Second Amendment to Lease Agreement dated November 15, 2004 between FV Office Partners II, L.P. and the Registrant.
10.6**	Third Amendment to Lease Agreement dated May 26, 2005 between FV Office Partners II, L.P. and the Registrant.
10.7**	Subcontractor agreement dated June 1, 1999 between SIGNAL Corporation and the Registrant.
10.8**	Modification to Subcontract dated June 20, 2002, between Signal Solutions, Inc. and the Registrant.
10.9**	Modification to Subcontract dated August 5, 2005, between Signal Solutions, Inc. and the Registrant.
10.10**	Employment Agreement dated October 1, 2004, between Robert Verratti and the Registrant.
10.11**	Employment Agreement dated October 7, 1999 between David L. Jannetta and the Registrant.
10.12**	Employment Letter Agreement dated March 9, 2000 between Christopher M. Rothey and the Registrant.
10.13**	Employment Letter Agreement dated April 20, 2005 between Andrew Maunder and the Registrant.
10.14**	Employment Letter Agreement dated December 1, 1999 between Joseph A. Reed and the Registrant.
10.15**	Employment Letter Agreement dated June 14, 2002 between Robert Pollan and the Registrant.
10.16*	Employment Letter Agreement between Douglas Alexander and the Registrant.
10.17**	Guaranty Agreement dated April 22, 2005 between TL Ventures, PA Early Stage III, L.P., Safeguard Delaware Inc., Columbia Partners, LLC Investment Management and the National Electrical Benefit Fund.
10.18**	Equity Commitment Letter dated April 22, 2005 between TL Ventures, PA Early Stage III, L.P., Safeguard Delaware Inc., National Electrical Benefit Fund and the Registrant.
10.19†	Data Aquisition Agreement between NAVTEQ Corporation and the Registrant.
23.1**	Consent of Ernst and Young LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Covington & Burling (included in Exhibit 5.1).
24.1**	Powers of Attorney (included on signature page).

*
To be filed by amendment

**
Previously filed

†
Confidential treatment request as to certain portions, which portions have been omitted and filed separately with the Securities and Exchange Commission

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Part II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX